                                 EXHIBIT 10.20

                       FORM OF CHANGE IN CONTROL AGREEMENT

                              EXECUTIVE AGREEMENT
                                      FOR
                              DATA I/O CORPORATION


This Agreement is entered into this ___ day of ____________, 1995, by and between DATA I/O CORPORATION ("the Company") and ______________________________ ("Executive"). Executive is an at-will employee of the Company. The parties wish to provide Executive with severance benefits if Executive's employment is terminated in connection with a change in control in the Company. The Company is willing to provide such benefits if Executive enters into the Company's form of Confidentiality and Non-Competition Agreement for executive officers.

       NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

       1.  CHANGE OF CONTROL.

       (a) If, within the period commencing 90 days prior to the date of occurrence (the "Event Date") of a Control Event and ending on the [first/second/third] anniversary of the Event Date (the "Window"), the Company terminates Executive's employment (other than for Cause) or Executive resigns for Good Reason, the Company shall pay to Executive the Severance Payment in immediately available funds. If such termination occurs prior to the Control Event, the Severance Payment is due on the twentieth business day following the Event Date; if such termination occurs on or subsequent to the Event Date, the Severance Payment is due on the twentieth business day following the date of termination (the "Termination Date").

       (b) The Severance Payment shall be determined pursuant to the following formula:

                     [(B-A)/365] x (C + D)   where

              A =   the number of days of continued full-time employment of
                         Executive by the Company following the Event Date

              B =   [3 for CEO / 2 for other officers / 1 for directors] x 365

              C =   Executive's annual base salary as of the Termination Date

              D =   the average of all cash bonuses that Executive received or is entitled to receive regarding
                         the three most recent fiscal years of the Company during which Executive was employed by the Company in his or her current position for the entire year;

PROVIDED HOWEVER, that unless the Company, its successors or assigns gives Executive six (6) months advance written notice of termination, the Severance Payment shall not be less than the amount computed as follows: (0.5) x (C + D).

If the Termination Date occurs during the Window but prior to the Control Event, the Severance Payment shall be reduced by the sum of any severance payments previously received by Executive from the Company.

       (c)   Each of the following shall constitute a "Control Event":

            (1) the acquisition of Common Stock of the Company (the "Common Stock") by any "Person" (as such term is defined in Paragraph (r) of Section 1 of the Rights Agreement dated as of November 31, 1988 between the Corporation and Chemical Bank (the "Rights Plan"), together with all Affiliates and Associates (as such terms are defined in Paragraph (e) of Section 1 of the Rights Plan) of such Person, such that such Person becomes, after the date of this Agreement, the Beneficial Owner (as defined in the Rights Plan) of a majority of the shares of Common Stock then outstanding, but shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company,

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or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; or

            (2) the approval by the Company's shareholders (or, if later, approval by the shareholders of any Person) of any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than fifty percent (50%) of the outstanding shares of Common Stock into securities of any Person, or cash, or property, or a combination of any of the foregoing; and

       (d) Each of the following shall constitute "Good Reason", provided that it occurs during the Window:

               (1) the material diminution of Executive's position, duties, responsibilities or status with the Company or its successor, as compared with the position, duties, responsibilities or status of Executive with the Company immediately prior to the Event Date, except in connection with the termination of Executive for Cause;

            (2) the Company's assignment of Executive on a substantially full-time basis to work at a location where the distance between the new location and Executive's principal residence is at least 35 miles greater than the distance between the former location and such residence; provided, however, that this paragraph shall not apply to travel in the furtherance of the Company's business to an extent substantially consistent with Executive's business travel obligations as of the date hereof;

            (3) the Company's failure to obtain an assumption of the obligations of the Company to perform this Agreement by any successor to the Company;

            (4) any reduction in Executive's base salary, or a material reduction in benefits payable to Executive or failure of the Company to pay Executive any earned salary, bonus or benefits except with the prior written consent of Executive;

            (5) the exclusion or limitation of Executive from participating in some form of variable compensation plan which provides the Executive the opportunity to achieve a level of total compensation (base salary plus variable compensation) consistent with what the Executive had the opportunity to earn at the Event Date; or

            (6) any demand by any director or officer of the Company that Executive take any action or refrain from taking any action where such action or inaction, as the case may be, would violate any law, rule, regulation or other governmental pronouncement, court order, decree or judgment, or breach any agreement or fiduciary duty.

       (e) Each of the following shall constitute "Cause":

            (1) any violation by Executive of any material obligation under this Agreement or the attached Confidentiality and Non-Disclosure Agreement;

            (2) any action or failure to act by Executive which causes the Company to incur significant monetary damages;

            (3) conviction for commitment of a felony;

            (4) any violation of law which has a material, adverse effect on the Company;

            (5) habitual abuse of alcohol or a controlled substance;

            (6) theft or embezzlement from the Company;

            (7) repeated unexcused absence from work for reasons unrelated to short-term illnesses;

            (8) the failure by Executive substantially to achieve personal performance goals reasonably established by the board of directors or any officer to whom he/she reports other than where such failure is substantially attributable to factors beyond control of Executive;

            (9) Disability of Executive (as defined below); and

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            (10) repeated failure or refusal by Executive to carry out the reasonable directives, orders or resolutions of the Company's Board of Directors or any officer to whom he/she reports.

       (f) "Disability" shall mean any physical, mental or other health condition which substantially impairs Executive's ability to perform his/her assigned duties for 90 days or more in any 180 day period or that can be expected to result in death. Any disagreement as to whether Executive is disabled shall be resolved by a physician selected by the Company after an examination of Executive. Executive hereby consents to such physical examination and to the examination of all medical records of Executive necessary, in the judgment of the examining physician, to make the determination of disability.

            (g) Notwithstanding any other provision of this Agreement to the contrary, in the event that any severance or other payment, benefit or right payable or accruing to Executive hereunder or under the Company's Amended and Restated 1986 Stock Option Plan ("Option Plan") would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), then the total amount of severance and other payments or benefits payable to Executive hereunder and under the Option Plan which is deemed to constitute a "parachute payment" shall not exceed and shall, if necessary, be reduced to an amount (the "Revised Severance Payment") equal to
2.99 times Executive's "base amount" as defined in Code Section 28G(b)(3). In the event of a disagreement between the Company and Executive as to whether the provisions of Code section 280G are applicable or the amount of the Revised Severance Payment, such determination shall be made by the Company's independent public accountants or, if such firm is unable or unwilling to render such a determination, then by a law firm mutually acceptable to Executive and the Company. All costs relating to such determination shall be borne by the Company. The Company and the Executive shall cooperate in good faith to make the determination required by this Section 1(g) by mutual agreement not later than the later of: (i) the fifth day preceding the date that the Severance Payment is or would be due or (ii) the earlier of (x) the tenth day following the expiration of any period of accelerated vesting of options to purchase the Company's Common Stock provided by Section 5(n) of the Option Plan or (y) the tenth day following the date of exercise by Executive of his or her last remaining option which was exercisable solely due to the application of Section 5(n) of the Option Plan. Pending the final calculation of the Severance Payment or Revised Severance Payment, the Company shall pay the amounts described under subsection (b) above at the time and in the manner provided herein; PROVIDED that, pending such determination, such payments shall be reduced by such amounts as the Company estimates in good faith to be necessary to satisfy its tax (including excise tax) withholding obligations and effect the reduction in the amount of the Severance Payment, as contemplated by this Subsection 1(g). The aggregate amount of any compensation actually paid or provided to Executive under the terms of this Agreement and in excess of the Revised Severance Payment shall be deemed, to the extent of such excess, a loan to Executive payable upon demand and bearing interest at the rate of 8% per annum.

       2. CONFIDENTIALITY AND NON-COMPETITION AGREEMENT. In consideration of the obligations undertaken by the Company pursuant to this Agreement, contemporaneously with the execution of this Agreement, Executive and the Company shall enter into the form of Confidentiality and Non-Competition Agreement attached hereto as EXHIBIT A and each agreement shall be effective only if both agreements have been executed.

       3.  TERM OF AGREEMENT.

       The Company's obligations under Section 1 of this Agreement shall expire with respect to Control Events occurring on or after the third anniversary of the date of this Agreement unless the term hereof is extended by the Board of Directors of the Company by a majority vote of those members of the Board who are not parties to this or a similar agreement.

       4. AT WILL EMPLOYMENT. Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive's employment shall be "at will", with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with, lessen or expand the obligations of the parties under this Agreement.

       5. NOTICES. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently specify by written notice and shall be deemed to have been received
(i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or (iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

        To the Company:      10525 Willows Road, N.E.

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                              Redmond, Washington  98052
                              Attention: President

          To Executive:
                               --------------------------
                               --------------------------

       6. WITHHOLDING. Except as described in subsection 1(g) of this Agreement, all payments due to and all benefits to be provided to Executive hereunder shall be subject to reduction for any applicable withholding taxes, including excise taxes.

       7. ASSIGNMENT. Executive's rights and duties hereunder are personal to Executive and are not assignable to others, but Executive's obligations hereunder will bind his/her heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company's obligations hereunder.

       8. NO DUTY TO MITIGATE. Executive shall not be required to mitigate the amount of any payment made or benefit provided hereunder. The Company may offset any payment due hereunder by the amount of damages to the Company resulting from any breach of this Agreement by Executive.

       9. GENERAL. This Agreement constitutes the exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

DATA I/O CORPORATION                    EXECUTIVE:



  By:                                   Signature:
      ----------------------------                 -----------------------
      Its:                              Name, printed:
           -----------------------                     -------------------

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

                                                                       EXHIBIT A

                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
                                      FOR
                              DATA I/O CORPORATION


          This Agreement is entered into this ___ day of ____________, 1995, by and between DATA I/O CORPORATION ("the Company") and
________________  ("Executive").   Executive is  an at-will employee of the
Company.   In  consideration of entering into an agreement to provide Executive with severance benefits if Executive's employment is terminated in connection with a change in control in the Company, Executive promises, on the terms set forth herein, at all times to protect the Company's proprietary information and to not compete with the Company following termination of Executive's employment in connection with a change in control.

          NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions contained herein, the parties hereby agree as follows:

          1.  INTELLECTUAL PROPERTIES.

          (a) All ownership, copyright, patent, trade secrecy, and other rights in all works, programs, software, fixes, routines, inventions,
ideas,  designs,  manuals,   improvements,  discoveries,  processes, customer
lists or other properties (the "Intellectual Properties") made or conceived by Executive during the term of his/her employment by the Company shall be the rights and property solely of the Company, whether developed independently by Executive or jointly with others, and whether or not developed or conceived during regular working hours or at the Company's facilities, and whether or not the Company uses, registers, or markets the same.

          (b) In accordance with the Company's policy and Washington law, this Agreement (other than Subsection 1(c)) does not apply to, and Executive has no obligation to assign to the Company, any invention for which no Company trade secrets and no equipment, supplies, or facilities of the Company were used and which was developed entirely on Executive's own time, unless: (i) the invention relates directly to the business of the Company, (ii) the invention relates to actual or demonstrably anticipated research or development work of the Company, or (iii) the invention results from any work performed by Executive for the Company.

          (c) If and to the extent that Executive makes use, in the course of his/her employment, of any items or Intellectual Properties previously developed by Executive or developed by Executive outside of the scope of this Agreement, Executive hereby grants the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license (with right to sublicense) to make, use, sell, copy, distribute, modify, and otherwise to practice and exploit any and all such items and Intellectual Properties.

          (d) Executive will assist the Company as reasonably requested during and after the term of his/her employment to further evidence and perfect, and to enforce, the Company's rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations.

          2.  TRADE SECRETS AND CONFIDENTIAL INFORMATION.

          (a) Executive acknowledges that the Company's business and future success depends on the preservation of the trade secrets and other confidential information of the Company and its suppliers and customers (the "Secrets"). The Secrets may include, without limitation, existing and to-be-developed or acquired product designs, new product plans or ideas, market surveys, the identities of past, present or potential customers, business and financial information, pricing methods or data, terms of contracts with present or past customers, proposals or bids, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists proprietary to the Company or its customers or suppliers, and any other sorts of items or information of the Company or its customers or suppliers which are not generally known to the public at large. Executive agrees to protect and to preserve as confidential during and after the term of his/her employment all of the Secrets at any time known to Executive or in his/her possession or control (whether wholly or partially developed by Executive or provided to Executive, and whether embodied in a tangible medium or merely remembered).

          (b) Executive shall mark all items containing any of the Secrets with prominent confidentiality notices acceptable to the Company. Executive shall neither use nor allow any other person to use any of the Secrets in any

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way, except for the benefit of the Company and as directed by Executive's supervisor. All material containing or disclosing any portion of the Secrets shall be and remain the property of the Company, shall not be removed from the Company's premises without specific consent from an officer of the Company, and shall be returned to the Company upon the termination of Executive's
employment or the earlier request Executive's supervisor.   At such time,
Executive shall also assemble all materials in his possession or control which contain any of the Secrets, and promptly deliver such items to the Company.

          3.  AUTHORITY AND NON-INFRINGEMENT.   Executive warrants that any and
all items, technology, and Intellectual Properties of any nature developed or provided by Executive under this Agreement and in any way for or related to the Company will be original to Executive and will not, as provided to the Company or when used and exploited by the Company and its contractors and customers and its and their successors and assigns, infringe in any respect on the rights or property of Executive or any third party. Executive will not, without the prior written approval of the Company, use any equipment, supplies, facilities, or proprietary information of any other party. Executive warrants that Executive is fully authorized to enter into employment with the Company and to perform under this Agreement, without conflicting with any of Executive's other commitments, agreements, understandings or duties, whether to prior employers or
otherwise.   Executive will indemnify the Company for all losses, claims, and expenses (including reasonable attorneys' fees) arising from any breach of by him/her of this Agreement.

          4.  NON-COMPETITION AND NON-SOLICITATION.

          (a) Executive agrees that during the term of his/her employment with the Company and, if Executive receives the Severance Payment (as defined below), until the first anniversary of the Termination Date (as defined below), he/she will not in any capacity directly or indirectly engage in, assist others to engage in or own a material interest in any business or activity that is, or is preparing to be, in competition with the Company with respect to any product or service sold or service provided by the Company up to the time of termination of employment in any geographical area in which at the time of termination of employment such product or service is sold or actively is engaged in. For the purposes of this Agreement, the terms "Severance Payment" and "Termination Date" shall have the meanings assigned to them in the Executive Agreement (as defined in Section 6 below).

          (b) Executive further agrees that during the period stated above, he/she will not directly or indirectly call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from the Company any actual or identified potential customer of the Company, nor will he/she assist
others in doing so.   Executive further agrees that he/she will not, during the
period stated above, encourage or solicit any other employee or consultant of the Company to leave such employment for any reason, nor will he/she assist others to do so.

          (c) Executive acknowledges that the covenants in this section are necessary and reasonable to protect the Company in the conduct of its business and that compliance with such covenants will not prevent him/her from pursuing
his/her livelihood.   However, should any court find that any provision of such
covenants is unreasonable, invalid or unenforceable, whether in period of time, geographical area, or otherwise, then in that event the parties hereby agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

          5. REMEDIES. The harm to the Company from any breach of Executive's obligations under this Agreement may be difficult to determine and may be wholly or partially irreparable, and Executive agrees that such obligations may be enforced by injunctive relief and other appropriate remedies, as well as by
damages.   If any bond from the Company is required in connection with such enforcement, the parties agree that a reasonable value of such bond shall be
$5,000.   Any amounts received by Executive or by any other through Executive in breach of this Agreement shall be held in constructive trust for the benefit of the Company.

          6. EXECUTIVE AGREEMENT. In consideration of the obligations undertaken by Executive pursuant to this Agreement, contemporaneously with the execution of this Agreement, Executive and the Company shall enter into the form of Executive Agreement to which this Agreement is attached (the "Executive Agreement"), and each agreement shall be effective only if both agreements have been executed.

          7. AT WILL EMPLOYMENT. Unless and to the extent otherwise agreed by the Company and Executive in a separate written employment agreement, Executive's employment shall be "at will", with either party permitted to terminate the employment at any time, with or without cause. No term of any employment agreement between the Company and Executive shall be construed to conflict with or lessen Executive's obligations under this Agreement.

          8. NOTICES. All notices and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party

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may subsequently specify by written notice and shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by U.S. certified or registered mail, return receipt requested and postage prepaid, or
(iii) two days after depositing it with a commercial overnight carrier which provides written verification of delivery:

          To the Company:     10525 Willows Road, N.E.
                              Redmond, Washington  98052
                              Attention: President

          To Executive:
                             --------------------------

                             --------------------------

          9.  ASSIGNMENT.   Executive's rights and duties hereunder are
personal to Executive and are not assignable to others, but Executive's obligations hereunder will bind his/her heirs, successors, and assigns. The Company may assign its rights under this Agreement in connection with any merger or consolidation of the Company or any sale of all or any portion of the Company's assets (including, without limitation, any division or product line), provided that any such successor or assignee expressly assumes in writing the Company's obligations under the Executive Agreement.

          10. GENERAL.   This Agreement constitutes the  exclusive agreement of
the parties with respect to the subject matter hereof and supersedes all prior
agreements or understandings of the parties.   No waiver of or forbearance to
enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision. This Agreement will be governed by the local laws of the State of Washington without regard to its conflicts of laws rules to the contrary. The parties hereby consent to the exclusive jurisdiction and venue of the state and federal courts sitting in King County, Washington for all matters and actions arising under this Agreement. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such litigation. No term hereof shall be construed to limit or supersede any other right or remedy of the Company under applicable law with respect to the protection of trade secrets or otherwise. If any provision of this Agreement is held to be invalid or unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

DATA I/O CORPORATION               EXECUTIVE:



By:                                Signature:
   ----------------------------               ----------------------------
Its:                               Name, printed:
     --------------------------                   ------------------------

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